As filed with the Securities and Exchange Commission on October 5, 2023

Registration No. 333-235575

Registration No. 333-237871

Registration No. 333-252905

Registration No. 333-257741

Registration No. 333-263866

Registration No. 333-271397

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT:

to

FORM S-8

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-235575

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-237871

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-252905

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-257741

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-263866

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-271397

UNDER

THE SECURITIES ACT OF 1933

Kaleyra, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-3027430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

85 Broad Street, New York,

New York, New York 10004

(Address of Principal Executive Offices)

(917) 508 9185

(Registrant’s telephone number, including area code)

Amended and Restated Kaleyra, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

Dario Calogero

Chief Executive Officer and President

Kaleyra, Inc.

Via Marco D’Aviano, 2

Milano MI, Italy 20131

(Name and address of agent for service)

(917) 508 9185

(Telephone number, including area code, of agent for service)

Copy to:

Sean M. Ewen

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Kaleyra, Inc. (the “Company”) which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each such Registration Statement as of the date hereof:

1.

Registration Statement No. 333-235575 with respect to the Amended and Restated Kaleyra, Inc. 2019 Equity Incentive Plan (the “Plan”), originally filed with the SEC on December 18, 2019, to register 4,015,059 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), issuable pursuant to the Plan.

2.	Registration Statement No. 333-237871 with respect to the Plan, originally filed with the SEC on April 28, 2020, to register 998,855 shares of Common Stock issuable pursuant to the Plan.

3.	Registration Statement No. 333-252905 with respect to the Plan, originally filed with the SEC on February 9, 2021, to register 1,514,434 shares of Common Stock issuable pursuant to the Plan.

4.	Registration Statement No. 333-257741 with respect to the Plan, originally filed with the SEC on July 7, 2021, to register 4,000,000 shares of Common Stock issuable pursuant to the Plan.

5.	Registration Statement No. 333-263866 with respect to the Plan, originally filed with the SEC on March 25, 2022, to register 2,101,681 shares of Common Stock issuable pursuant to the Plan.

6.	Registration Statement No. 333-271397 with respect to the Plan, originally filed with the SEC on April 21, 2023, to register 648,063 shares of Common Stock issuable pursuant to the Plan.

On June 28, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company and Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Parent”), providing for, among other things, the merger of Merger Sub (as defined in the Merger Agreement) with and into the Company (the “Merger”), as a result of which the Company continued as the surviving corporation and a wholly owned subsidiary of Parent.

The Merger became effective on October 5, 2023 (the “Effective Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements. In accordance with an undertaking made by the Company in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 5th day of October, 2023.

KALEYRA, INC.

By:	/s/ Dario Calogero
	Name:	Dario Calogero
	Title:	Chief Executive Officer and President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.